Exhibit 10.2

Mr. Steven M. Rauscher

47 Cary Avenue

Lexington, MA 02451

Re: Second Amendment to Employment Agreement

Dear Steve:

This Agreement amends the Employment Agreement between you and Oscient Pharmaceuticals Corporation (the “Company”) dated as of June 15, 2001, as subsequently amended by the Amendment to Employment Agreement dated as of February 5, 2004 (as so amended, the “Employment Agreement”). Capitalized terms in this Agreement shall have the meaning ascribed to them in the Employment Agreement unless otherwise expressly provided in this Agreement.

1. Change of Control. The following provision shall replace in its entirety Paragraph 4(d) of the Employment Agreement:

(d) If within two years following a Change of Control (as defined in Exhibit A hereto) or the closing of the Genesoft Merger (as defined below), your employment is terminated by the Company other than for Cause in accordance with Paragraph 4(c) hereof or you terminate your employment with the Company for post-Change in Control Good Reason (as defined below), by notice to the Company specifying in reasonable detail the nature of such post-Change in Control Good Reason, then, in lieu of any termination pay or benefits to which you would have been entitled under Paragraph 4(c) hereof or otherwise, you shall be entitled to the following: (i) the Company will pay you, on the Termination Date or its next regular payday, as appropriate, the Base Salary for the final payroll period of your employment through the date your employment terminates (the “Termination Date”) and any vacation you had earned but not used through the Termination Date; (ii) the Company will reimburse promptly any business expenses you have incurred on or before the Termination Date which are eligible for reimbursement under Company policies but have not yet been reimbursed, provided that you submit required documentation and substantiation of such business expenses within sixty (60) days of the Termination Date; (iii) the Company will pay you a pro-rated bonus for the fiscal year in which the Termination Date occurs, determined by multiplying the bonus you would have received had you remained employed through the end of the fiscal year by a fraction, the numerator of which is the number of days you were employed in that fiscal year, through the Termination Date, and the denominator of which is 365; (iv) the Company will pay you a single lump equal to the product of two (2) multiplied by the sum of the Base Salary at the annual rate in effect on the Termination Date and your annual target incentive bonus for the fiscal year in which the Termination Date occurs; (v) if you and your qualified beneficiaries are eligible to continue participation in the Company’s group health and dental plans under COBRA and elect to do so, the Company will continue to contribute to the premium cost of that coverage at the same rate that it contributes for current employees until the earlier of the expiration of twenty-four (24) months from the Termination Date or the date you cease to be eligible to continue participation in those plans under COBRA; and (vi) if you have restricted stock granted you in connection with your employment with the Company, the restrictions shall be lifted as of the Termination Date and any options to purchase the Company’s common stock granted you in connection with your employment by the Company that remain unvested on the Termination Date shall vest on that Date and shall remain exercisable until the earlier of the expiration of two years from the Termination Date or the final exercise date of the options, determined in accordance with the applicable stock option plan, certificate or agreement.

2. 409A. The following shall be inserted as Paragraph 4(e) of the Employment Agreement and the remaining paragraphs of Section 4 thereof shall be re-designated accordingly:

(e) If at the time of your separation from service you are a specified employee as hereinafter defined, any and all amounts payable under this Section 4 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

3. Tax Gross-Up Payments. The following shall be inserted as Paragraph 4(f) of the Employment Agreement and the remaining paragraphs of Section 4 thereof shall be re-designated accordingly:

(f) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment (excluding any of the Tax Gross-Up Payments as defined below) or benefit (including without limitation any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to or for your benefit, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with the Company (or any successor) or otherwise (a “Total Payment”) will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986 as amended (the “Code”) or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), the Company shall pay you one or more additional cash payments (the “Tax Gross-Up Payments”) in an aggregate amount that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such Tax Gross-Up Payments is equal to the amount of the Excise Tax (if any) imposed on the Total Payments; provided, that to the extent any Tax Gross-Up Payment would be considered deferred compensation for purposes of section 409A of the Code, the manner and time of payment, and the provisions of Paragraph 4(c) shall, if possible, be adjusted to the mutual satisfaction of you and the Company to the extent necessary (but only to the extent necessary) to comply with the requirements of section 409A of the Code with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at section 409A(a)(1)(B) or section 409A(b)(4) of the Code (the “Section 409A penalties”).

4. Definitions. The following definition shall be added in appropriate alphabetic order to the original Paragraph 4(e) of the Employment Agreement which, through the insertion of the new Paragraphs 4(e) and 4(f) above, will become Paragraph 4(g):

“post-Change of Control Good Reason” shall mean (i) any action by the Company that results in a material diminution in your position, authority or duties from those existing immediately prior to the occurrence of a Change in Control or the Genesoft Merger, as applicable, provided, however, that your ceasing to serve as the Chairman of the Board of Directors of the Company following the Genesoft Merger shall not constitute a material diminution in your position, authority or duties with the Company; (ii) material failure of the Company to provide you compensation and benefits in accordance with the terms of Paragraph 2, above, other than a single inadvertent failure that is cured within ten business days after notice from you specifying in reasonable detail the nature of the failure or (iii) any action by the Company that would require you to have your principal place of work changed to any location outside a thirty-five mile radius of the City of Boston.

5. Miscellaneous. Except as expressly modified herein, the Employment Agreement, and all of its terms and provisions, shall remain unchanged and in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than May 19, 2006. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis set forth above and as of the date first written above. The enclosed copy is for your records.

Sincerely yours,	Accepted and Agreed:

/s/ Joseph A. Pane	/s/ Steven M. Rauscher
Joseph A. Pane Vice President Human Resources	Steven M. Rauscher Date: May 12, 2006